Question 7.c)
-------------
Addendum to Question 7.c on Form N-SAR

List the name of each series or portfolio and give a consecutive number to each series or portfolio in excess of the 90 consecutive series or portfolio permitted by the form.

								 Is this the
Series								last filing
Number		Series Name					For this series?
								(Y or N)
112 		Navigator Duration Neutral Bond Fund  	   	    N
117 		Navigator Sentry Managed Volatility Fund	    N
118 		Navigator Tactical Fixed Income Fund		    N
120		Grant Park Multi Alternative Startegies Fund	    N
126		Grant Park Absolute Return Fund			    N
127		Grant Park Fixed Income Fund			    N
97		13D Activist Fund				    N



* Please refer to the Annual Report to Shareholders to be filed on Form N-CSR for additional information concerning the Funds.